Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
LNB Bancorp, Inc.:

We consent to the incorporation by reference in the registration statement No. 33-65034, No. 333-125288, No. 333-115385, No. 333-133621 and No. 333-53210 on Form S-8 and No. 333-43441 and No. 333-58414 on Form S-3 and 333-141580 on Form S-4 of LNB Bancorp, Inc. of our report dated March 13, 2006, with respect to the consolidated statements of income, shareholders’ equity and cash flows of LNB Bancorp, Inc. for the year ended December 31, 2005, which report appears in the December 31, 2007 annual report on Form 10-K of LNB Bancorp, Inc.

Cleveland, Ohio
March 17, 2008